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                                                                    EXHIBIT 4.26

                                LOCKUP AGREEMENT



         This Lockup Agreement (this "Agreement") is made and entered into as of August 20, 2002, by and between Mobility Electronics, Inc., a Delaware corporation ("Parent"), and Jeff Musa ("Shareholder"). Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

         WHEREAS, CES Acquisition, Inc., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Parent, Cutting Edge Software, Inc., a Texas corporation (the "Company"), and Jeff Musa, as the sole shareholder of the Company, have entered into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger"); and

         WHEREAS, as a condition to and an inducement to Parent's agreement to consummate the Merger, Shareholder has agreed to enter into this Agreement; and

         WHEREAS, the agreements of Shareholder contained herein are an important aspect of the Merger, and Parent would not have entered into the Merger Agreement absent the covenant contained therein providing for the execution by Shareholder of this Agreement.

         NOW, THEREFORE, for and in consideration of the agreements and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Lockup. Without the prior written consent of Parent, Shareholder agrees not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge, grant any rights with respect to or otherwise dispose of (each, a "Transfer") the following shares of Parent Common Stock acquired by Shareholder pursuant to the Agreement and Plan of Merger (the "Locked Up Shares"):

            (a) 597,295, which shares represent seventy-five percent (75%) of the Shares, during the first ninety (90) day period from and after from the Effective Date;

            (b) 398,197, which shares represent fifty percent (50%) of the Shares, during the second ninety (90) day period from and after from the Effective Date; and

            (c) 199,098, which shares represent twenty-five percent (25%) of the Shares, during the third ninety (90) day period from and after from the Effective Date.

         Notwithstanding the foregoing, Shareholder may Transfer all or any portion of the Locked Up Shares in a private transaction or a series of private transactions if the transferee or transferees execute an agreement with Parent (which agreement shall be reasonably satisfactory to Parent) to the effect that the Locked Up Shares shall be subject to the restrictions set forth in this Agreement. Shareholder agrees and consents to the entry of stop transfer instructions with the transfer agent for the Parent Common Stock against the transfer of the Locked Up Shares


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held by Shareholder except in compliance with the foregoing restrictions.
Shareholder is aware that Parent is relying upon this Agreement in entering into the Agreement and Plan of Merger.

         2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its choice of law principles.

         3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                 MOBILITY ELECTRONICS, INC.


                                 By:/s/Charles R. Mollo
                                    -------------------------------------------
                                    Charles R. Mollo, Chief Executive Officer



                                           /s/Jeff Musa
                                           ------------------------------------
                                           Jeff Musa



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